News Release

For more information, please contact:
Investors:
Dexter Congbalay
224-306-1535
dexter.congbalay@lambweston.com

Media:
Shelby Stoolman
208-424-5461
shelby.stoolman@lambweston.com

Lamb Weston Reports Fiscal Fourth Quarter and Full Year 2018 Results; Provides Fiscal Year 2019 Outlook

Fourth Quarter 2018 Highlights

•	Net sales increased 10% to $918 million
•	Income from operations increased 9% to $134 million; Adjusted Income from Operations(1) increased 10% to $134 million
•	Adjusted EBITDA including unconsolidated joint ventures(1) increased 15% to $203 million
•

Diluted EPS increased to $0.68 from $0.51; $0.13 of the increase related to U.S. tax reform, including a $0.03 benefit from provisional impacts and a $0.10 benefit from a lower tax rate as a result of U.S. tax reform

•	Adjusted Diluted EPS(1) increased to $0.65 from $0.51, and includes a $0.10 benefit from a lower tax rate as a result of U.S. tax reform

Full Year 2018 Highlights

•	Net sales increased 8% to $3,424 million
•	Income from operations increased 12% to $580 million; Adjusted Income from Operations(1) increased 9% to $589 million
•	Adjusted EBITDA including unconsolidated joint ventures(1) increased 16% to $820 million
•

Diluted EPS increased to $2.82 from $2.22; $0.44 of the increase related to U.S. tax reform, including a $0.19 benefit from provisional impacts and a $0.25 benefit from a lower tax rate as a result of U.S. tax reform

•	Adjusted Diluted EPS(1) increased to $2.66 from $2.32, and includes a $0.25 benefit from a lower tax rate as a result of U.S. tax reform

Fiscal Year 2019 Outlook

•	Net sales expected to increase at mid-single digit rate
•	Adjusted EBITDA including unconsolidated joint ventures(1) expected to be $860-$870 million

EAGLE, ID (July 25, 2018) – Lamb Weston Holdings, Inc. (NYSE: LW) announced today its fourth quarter and full year 2018 results, and provided its outlook for fiscal 2019.

“We’re pleased with our strong performance in the quarter and for the full year, and feel good about the operating momentum that we’ve built,” said Tom Werner, President and CEO. “Our financial results reflect the favorable operating environment that we’ve enjoyed over the last couple of years. They also reflect our continued focus on delivering on our strategic and operational objectives through an ongoing commitment to support our customers’ growth by investing in additional capacity, maintaining high levels of service, and developing innovative products and limited time offerings.”

“For fiscal year 2019, we anticipate the operating environment will remain generally favorable, with continued solid global demand growth for frozen potato products and high processing capacity utilization levels in North America. As a result, we’re targeting another year of strong sales growth, driven by a good balance of higher price/mix and volume. We also expect to deliver another year of solid earnings growth by offsetting input, manufacturing and distribution cost inflation, while significantly stepping up investments to improve operating efficiency and drive growth over the long term. By continuing to support our customers’ growth and executing our strategies, we believe that we remain well-positioned to create value for our shareholders in fiscal 2019 and beyond.”

Summary of Fourth Quarter and FY 2018 Full Year Results
($ in millions, except per share)

		Year-Over-Year		Year-Over-Year
	Q4 2018	Growth Rates	FY 2018	Growth Rates
Net sales	$918.2	10%	$3,423.7	8%
Income from operations	$133.5	9%	$580.1	12%
Net income attributable to Lamb Weston	$100.0	32%	$416.8	28%
Diluted EPS	$0.68	33%	$2.82	27%

Adjusted EBITDA including unconsolidated joint ventures(1)	$202.5	15%	$820.4	16%
Adjusted Diluted EPS(1)	$0.65	27%	$2.66	15%

Q4 2018 Commentary

Net sales were $918.2 million, up 10 percent versus the year-ago period. Price/mix increased 8  percent due to pricing actions and favorable product and customer mix. Volume increased 2 percent, with growth in each core operating segment.

Income from operations rose 9 percent to $133.5 million from the prior year period, and included $0.8 million of pre-tax costs related to the spinoff from Conagra Brands, Inc. (formerly ConAgra Foods, Inc., “Conagra”). The prior year period included $2.8 million of pre-tax costs related to the spinoff from Conagra and a $3.1 million non-cash gain on assets.

Excluding these comparability items, income from operations grew $12.1 million, or 10 percent, driven by higher gross profit. Gross profit increased $35.0 million due to favorable price/mix, volume growth, and supply chain efficiency savings. The increase was partially offset by transportation, warehousing, input and manufacturing cost inflation, higher depreciation expense primarily associated with the Company’s new french fry production line in Richland, Washington, and higher incentive compensation costs.

The rise in gross profit was partially offset by a $22.9 million increase in selling, general and administrative expenses (“SG&A”), excluding comparability items. The higher SG&A includes incremental labor and benefits and infrastructure costs associated with being a stand-alone company, an approximately $7 million increase in investments in advertising and promotional support, and higher incentive compensation costs based on operating performance. In addition, the increase also includes approximately $5 million to establish a new Lamb Weston charitable foundation, and approximately $3 million of costs related to transitioning the Company’s Foodservice segment go-to-market strategy from a broker-led sales model to a direct sales model. The Company expects this sales model change will lead to stronger customer relationships and broader customer coverage, providing opportunities to drive faster growth and improved mix over the long term.

Adjusted EBITDA including unconsolidated joint ventures(1) was $202.5 million, up 15 percent versus the prior year quarter, reflecting growth in income from operations and equity method investment earnings.

Diluted EPS increased $0.17 to $0.68 from $0.51 in the prior year period. Approximately $0.13 of the increase relates to the U.S. Tax Cuts and Jobs Act (the “Tax Act”) enacted in December 2017, consisting of a $0.03 benefit from provisional impacts of the Tax Act and a $0.10 benefit related to adopting a lower tax rate. The remaining increase was driven by growth in income from operations and equity method investment earnings.

Adjusted Diluted EPS(1) increased $0.14 to $0.65 from $0.51 in the prior year period, and includes a $0.10 benefit related to adopting a lower tax rate as a result of the Tax Act. The remaining increase was driven by growth in income from operations and equity method investment earnings.

The Company’s effective tax rate(2) was 21.5 percent in the fourth quarter of fiscal 2018, versus 34.4 percent in the prior year period. Compared with the fourth quarter of fiscal 2017, the effects of the Tax Act(3) decreased income tax expense by $17.7 million. This decrease includes a provisional $4.4 million benefit, comprised of a $1.2 million increase in the estimated non-cash benefit from the re-measurement of the Company’s net U.S. deferred tax liabilities using the new U.S. federal statutory tax rate, and a $3.2 million decrease in the estimated transition tax on the Company’s previously untaxed foreign earnings, which is primarily payable over eight years. In addition, the fourth quarter tax expense also includes a $13.3 million tax benefit related to the lower U.S. corporate tax rate. In the fourth quarter of fiscal 2018, the Company’s effective tax rate, excluding $4.4 million of favorable comparability items arising from the Tax Act(3), was 24.8%, and reflected the benefit of a slightly lower annual effective tax rate than estimated in the prior quarter. The Company will continue to refine these amounts within the measurement period allowed by Staff Accounting Bulletin (“SAB”) No. 118, which will not exceed one year from the enactment date of the Tax Act.

Q4 2018 Segment Highlights

Global

Global Segment Summary

		Year-Over-Year
	Q4 2018	Growth Rates	Price/Mix	Volume
	($ in mil.)
Net sales	$464.7	10%	8%	2%
Segment product contribution margin(1)	$99.7	21%

Net sales for the Global segment, which is comprised of the top 100 North American based restaurant chain customers as well as the Company’s international business, increased 10 percent to $464.7 million compared to the prior year period.  Price/mix increased 8 percent, reflecting price increases as well as improvement in customer and product mix. Volume increased 2 percent, driven by growth in sales to strategic customers in North America.

Global segment product contribution margin(1) increased 21 percent to $99.7 million compared to the prior year period, driven by favorable price/mix and volume growth. The increase was partially offset by transportation, warehousing, input and manufacturing cost inflation, higher depreciation expense primarily associated with the new Richland production line, and higher incentive compensation costs.

Foodservice

Foodservice Segment Summary

		Year-Over-Year
	Q4 2018	Growth Rates	Price/Mix	Volume
	($ in mil.)
Net sales	$293.3	6%	6%	0%
Segment product contribution margin(1)	$93.7	6%

Net sales for the Foodservice segment, which services North American foodservice distributors and restaurant chains outside the top 100 North American based restaurant chain customers, increased 6 percent to $293.3 million compared to the prior year period. Price/mix increased 6 percent, reflecting pricing actions as well as improvement in customer and product mix. Volume increased nominally as growth in sales of higher-margin Lamb Weston-branded and operator-labeled products offset the loss of some lower-margin, distributor-label product volumes.

Foodservice segment product contribution margin(1) increased 6 percent to $93.7 million compared to the prior year period, driven by favorable price/mix, partially offset by transportation, warehousing, input and manufacturing cost inflation, higher depreciation expense primarily associated with the new Richland production line, and higher incentive compensation costs.

Retail

Retail Segment Summary

		Year-Over-Year
	Q4 2018	Growth Rates	Price/Mix	Volume
	($ in mil.)
Net sales	$125.0	26%	12%	14%
Segment product contribution margin(1)	$21.3	47%

Net sales for the Retail segment, which includes sales of branded and private label products to grocery, mass merchant and club customers in North America, increased 26 percent to $125.0 million compared to the prior year period. Volume increased 14 percent, primarily driven by distribution gains of Grown in Idaho and other branded products, as well as growth of private label products. Price/mix increased 12 percent, due to improved mix as well as higher prices across the private label and branded portfolios.

Retail segment product contribution margin(1) increased 47 percent to $21.3 million compared to the prior year period, mainly due to higher price/mix and volume, partially offset by increased advertising and promotional support, transportation, warehousing, input and manufacturing cost inflation, and higher incentive compensation costs.

Equity Method Investment Earnings

Equity method investment earnings from unconsolidated joint ventures in the U.S. and Europe were $25.1 million and $23.8 million for the fourth quarter of fiscal 2018 and 2017, respectively. These amounts included a $3.3 million unrealized loss related to mark-to-market adjustments associated with currency and commodity hedging contracts in the current quarter and a $3.1 million gain in the prior year quarter. Excluding these adjustments, earnings from equity method investments increased $7.7 million compared to the prior year period, driven by solid operating results in Europe and the U.S., including lower raw potato costs in Europe, volume growth, and a $2.0 million foreign currency translation benefit. The increase was partially offset by lower price/mix in Europe.

Fiscal Year 2018 Commentary

Net sales were $3,423.7 million, up 8 percent compared to fiscal 2017. Price/mix increased 6 percent due to pricing actions and favorable product and customer mix. Volume increased 2 percent, with growth in each core operating segment.

Income from operations rose 12 percent to $580.1 million from the prior year, and included $8.7 million of costs related to the spinoff from Conagra. Fiscal 2017 included $26.5 million of expenses related to the spinoff from Conagra and a $3.1 million non-cash gain on assets. Excluding these comparability items, income from operations grew $47.1 million, or 9 percent, driven by higher gross profit.

Gross profit increased $100.7 million, due to favorable price/mix, volume and supply chain efficiency savings. The increase was partially offset by transportation, warehousing, input and manufacturing cost inflation, higher depreciation expense primarily associated with the Company’s new french fry production line in Richland, Washington, and higher incentive compensation costs.

The rise in gross profit was partially offset by a $53.6 million increase in SG&A, excluding the comparability items discussed above. The higher SG&A includes incremental labor and benefits and infrastructure costs associated with being a stand-alone company, higher incentive compensation costs based on operating performance, and a $9.0 million increase in investments in advertising and promotional support. In addition, the increase in SG&A also includes approximately $5 million to establish a new Lamb Weston charitable foundation, and approximately $4 million of costs related to transitioning the Company’s Foodservice segment go-to-market strategy from a broker-led sales model to a direct sales model.

Adjusted EBITDA including unconsolidated joint ventures(1) was $820.4 million, up 16 percent versus the prior year, reflecting growth in income from operations and equity method investment earnings.

Diluted EPS increased $0.60 to $2.82 from $2.22 in fiscal 2017. Approximately $0.44 of the increase relates to the Tax Act consisting of a $0.19 benefit from provisional impacts of the Tax Act and a $0.25 benefit related to adopting a lower tax rate. The remaining increase was driven by growth in income from operations and equity method investment earnings, partially offset by higher interest expense.

Adjusted Diluted EPS(1) increased $0.34 to $2.66 from $2.32 in the prior year, and includes a $0.25 benefit related to adopting a lower tax rate as a result of the Tax Act. The remaining increase was driven by growth in income from operations and equity method investment earnings, partially offset by higher interest expense.

The Company’s effective tax rate(2) was 21.8 percent for fiscal 2018. Compared with fiscal 2017, the Tax Act(3) decreased income tax expense by $64.7 million. This decrease includes a provisional $28.4 million benefit, comprised of a $39.9 million non-cash benefit from the re-measurement of the Company’s net U.S. deferred tax liabilities using the new U.S. federal statutory tax rate, partially offset by a $11.5 million transition tax on the Company’s previously untaxed foreign earnings, which is primarily payable over eight years. In addition, the fiscal 2018 tax expense also includes a $36.3 million tax benefit related to the lower U.S. corporate tax rate. The Company’s effective tax rate, excluding $28.4 million of comparability items arising from the Tax Act(3), was 27.0%. The Company will continue to refine these amounts within the measurement period allowed by SAB No. 118, which will not exceed one year from the enactment date of the Tax Act.

Fiscal Year 2018 Segment Highlights

Global

Global Segment Summary

		Year-Over-Year
	FY 2018	Growth Rates	Price/Mix	Volume
	($ in mil.)
Net sales	$1,744.2	7%	5%	2%
Segment product contribution margin(1)	$375.7	11%

Net sales for the Global segment increased 7 percent to $1,744.2 million compared to fiscal 2017. Price/mix increased 5 percent, largely reflecting price increases in both domestic and international markets, as well as improved customer and product mix. Volume increased 2 percent, primarily driven by growth and new business with major restaurant chains in North America. While net sales in international markets increased nominally, international volume declined as a result of the Company’s actions to improve customer and product mix, as well as lower shipments to certain export markets.

Global segment product contribution margin(1) increased 11 percent to $375.7 million compared to fiscal 2017, primarily driven by favorable price/mix, volume growth and supply chain efficiency savings. The increase was partially offset by input, manufacturing, transportation and warehousing cost inflation, higher depreciation expense primarily associated with the new Richland production line, and higher incentive compensation costs.

Foodservice

Foodservice Segment Summary

		Year-Over-Year
	FY 2018	Growth Rates	Price/Mix	Volume
	($ in mil.)
Net sales	$1,099.1	7%	6%	1%
Segment product contribution margin(1)	$365.9	11%

Net sales for the Foodservice segment increased 7 percent to $1,099.1 million compared to fiscal 2017. Price/mix increased 6 percent, reflecting pricing actions as well as improvement in customer and product mix. Volume increased 1 percent as growth of higher-margin Lamb Weston-branded and operator-labeled products more than offset the loss of some lower-margin, distributor-label product volumes.

Foodservice segment product contribution margin(1) increased 11 percent to $365.9 million compared to fiscal 2017, largely due to favorable price/mix and supply chain efficiency savings. This increase was partially offset by input, manufacturing, transportation and warehousing cost inflation, higher depreciation expense primarily associated with the new Richland production line, and higher incentive compensation costs.

Retail

Retail Segment Summary

		Year-Over-Year
	FY 2018	Growth Rates	Price/Mix	Volume
	($ in mil.)
Net sales	$449.2	17%	5%	12%
Segment product contribution margin(1)	$87.3	13%

Net sales for the Retail segment increased 17 percent to $449.2 million compared to fiscal 2017. Volume increased 12 percent, primarily driven by distribution gains of Grown in Idaho and other branded products, as well as growth of private label products. Price/mix increased 5 percent, reflecting higher prices across the private label and branded portfolios, as well as favorable mix, partially offset by higher trade spending in support of Grown in Idaho branded products.

Retail segment product contribution margin(1) increased 13 percent to $87.3 million compared to fiscal 2017, driven by higher price/mix and volume. This increase was partially offset by transportation, warehousing, input and manufacturing cost inflation, as well as increased advertising and promotional support behind the introduction of Grown in Idaho branded products.

Equity Method Investment Earnings

Equity method investment earnings from unconsolidated joint ventures in the U.S. and Europe were $83.6 million and $53.3 million for fiscal 2018 and 2017, respectively. These amounts included a nominal unrealized loss related to mark-to-market adjustments associated with currency and commodity hedging contracts in fiscal 2018 and a $3.6 million gain in fiscal 2017. Excluding these adjustments, earnings from equity method investments increased $33.9 million, driven by solid operating results in Europe and the U.S., including lower raw potato and production costs in Europe, volume growth, a $5.4 million foreign currency translation benefit, and an approximate $4 million gain related to a divestiture of a non-core-business. The increase was partially offset by lower price/mix in Europe.

Cash Flow

Net cash from operating activities increased $34.3 million to $481.2 million, primarily driven by earnings growth. Capital expenditures increased $21.6 million to $309.0 million as the Company completed the construction of a new production line in Richland, Washington, and began construction of a new production line in Hermiston, Oregon. The Company also paid $110.2 million in dividends on its common stock.

Outlook

The Company provides earnings guidance on a non-GAAP basis and does not reconcile guidance to GAAP as the Company cannot predict certain elements that are included in reported GAAP results, including costs related to U.S. tax reform and other items impacting comparability.

FY 2019 Outlook Summary

Net sales growth rate	Mid-Single Digit Range

Adjusted EBITDA including unconsolidated joint ventures(1)	$860 million-$870 million

Interest expense	Approximately $110 million

Effective tax rate(2) excluding comparability items	Approximately 24%

Cash used for capital expenditures	Approximately $360 million

For fiscal 2019, the Company expects:

•

Net sales to grow mid-single digits, with price/mix higher in the first half of fiscal 2019 versus the second half of the year, reflecting the carryover impact of customer contract pricing structures that took effect beginning in the second half of fiscal 2018.

•

Adjusted EBITDA including unconsolidated joint ventures(1) in the range of $860 million to $870 million. The Company expects the rate of gross profit dollar growth to be at least in line with net sales growth. The Company also expects to incur significantly higher SG&A as it invests to upgrade its information systems and enterprise resource planning infrastructure, as well as sales, marketing, innovation, operations and other functional capabilities, designed to drive operating efficiencies and support future growth. In addition, this range includes the impact of the Company exercising its contractual right to purchase the remaining 50.01% equity interest in its joint venture, Lamb Weston BSW, LLC, that it currently does not own (the “call option”). The Company has provided notice to exercise the call option, and expects to consummate the transaction as soon as practicable.

In addition, the Company expects:

•	Total interest expense to be approximately $110 million.

•	An effective tax rate(2) of approximately 24 percent.

•

Cash used for capital expenditures of approximately $360 million, excluding acquisitions, of which approximately $200 million is related to completing the construction of the Company’s 300 million pound french fry production line in Hermiston, Oregon, which is expected to be operational in May 2019.

•	Total depreciation and amortization expense of approximately $150 million.

End Notes

(1)

Adjusted EBITDA including unconsolidated joint ventures, Adjusted Income from Operations, Adjusted Diluted EPS and segment product contribution margin are non-GAAP financial measures. Please see the discussion of non-

GAAP financial measures and the reconciliations at the end of this press release for more information. See also “Outlook” in this press release for a discussion of the earnings guidance on a non-GAAP basis.

(2)	The effective tax rate is calculated as the ratio of income tax expense to pre-tax income, inclusive of equity method investment earnings.

(3)

The Tax Act provided $17.7 million, or $0.13 per diluted share, and $64.7 million, or $0.44 per diluted share, of income tax benefits during the fourth quarter and full year of fiscal 2018, respectively, as follows (dollars in millions, except per share amounts):

	Q4 2018		FY 2018
	Income		Income
	Tax	Diluted	Tax	Diluted
	Benefit	EPS	Benefit	EPS
Benefit from lower tax rate (a)	$13.3	$0.10	$36.3	$0.25
Provisional items, net (b)	4.4	0.03	28.4	0.19
Impact of Tax Act	$17.7	$0.13	$64.7	$0.44

(a)

The Company is required to record the effect of changes in enacted tax laws or rates in the interim period in which the change occurs. Accordingly, the Company recorded $13.3 million, or $0.10 per diluted share, and $36.3 million, or $0.25 per diluted share, benefit from a lower tax rate, in the fourth quarter and full year of fiscal 2018, respectively.

(b)

The fourth quarter of fiscal 2018 includes a provisional $4.4 million, or $0.03 per diluted share, net benefit, comprised of a $3.2 million decrease in the Company’s estimate of the transition tax owed on previously untaxed foreign earnings, which is primarily payable over eight years, and a $1.2 million benefit from the estimated impact of remeasuring the Company’s net U.S. deferred tax liabilities on its balance sheet at a lower tax rate.

Fiscal 2018 includes a provisional $28.4 million, or $0.19 per diluted share, net benefit, comprised of a $39.9 million benefit from the estimated impact of remeasuring the Company’s net U.S. deferred tax liabilities on its balance sheet at a lower tax rate, partially offset by an $11.5 million transition tax on its previously untaxed foreign earnings.

The Company will continue to refine the provisional amounts within the measurement period allowed by SAB No.118, which will not exceed one year from the enactment date of the Tax Act.

Webcast and Conference Call Information

Lamb Weston will host a conference call to review its fourth quarter and fiscal year 2018 results at 10:00 a.m. ET today. Investors and analysts may access the call toll-free by dialing (855) 719-5012, and using the event confirmation code of 8635791. A listen-only webcast will be provided at www.lambweston.com.

About Lamb Weston

Lamb Weston, along with its joint venture partners, is a leading supplier of frozen potato, sweet potato, appetizer and vegetable products to restaurants and retailers around the world. For more than 60 years, Lamb Weston has led the industry in innovation, introducing inventive products that simplify back-of-house management for our customers and make things more delicious for their customers. From the fields where Lamb Weston potatoes are grown to proactive customer partnerships, Lamb Weston always strives for more and never settles. Because, when we look at a potato, we see possibilities. Learn more about us at lambweston.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Words such as “continue,” “focus,” “deliver,” “expect,” “drive,” “support,” “grow,” “will,” “invest,” “maintain,” “develop,” “anticipate,” “target,” “improve,” “create,” and variations of such words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the Company’s plans, execution, taxes, and business outlook and prospects. These forward-looking statements are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Readers of this press release should understand that these statements are not guarantees of performance or results. Many factors could affect the Company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this press release. These risks and uncertainties include, among other things: the Company’s ability to successfully execute its long-term value creation strategies; its ability to execute on large capital projects, including construction of new production lines; the competitive environment and related conditions in the markets in which it operates; political and economic conditions of the countries in which it conducts business and other factors related to its international operations; disruption of its access to export mechanisms; risks associated with possible acquisitions, including its ability to complete acquisitions or integrate acquired businesses; its debt levels; the availability and prices of raw materials; changes in its relationships with its growers or significant customers; the success of its joint ventures; actions of governments and regulatory factors affecting its businesses or joint ventures; the ultimate outcome of litigation or any product recalls; levels of pension, labor and people-related expenses; its ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; and other risks described in the Company’s reports filed from time to time with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements included in this press release, which speak only as of the date of this press release. The Company undertakes no responsibility for updating these statements, except as required by law.

Non-GAAP Financial Measures

To supplement the financial information included in this press release, the Company has presented Adjusted Income from Operations, Adjusted EBITDA including unconsolidated joint ventures, Adjusted Diluted EPS, and segment product contribution margin, each of which is considered a non-GAAP financial measure. The non-GAAP financial measures provided should be viewed in addition to, and not as an alternative for, financial measures prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") that are presented in this press release. The non-GAAP financial measures presented may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures the same way. These measures are not substitutes for their comparable GAAP financial measures, such as net income, diluted earnings per share, cash flow from operations, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures.

Management uses these non-GAAP financial measures to assist in comparing the Company's performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect the Company's underlying operations. Management believes that presenting these non-GAAP financial measures provide investors with useful information because they (i) provide meaningful supplemental information regarding financial performance by excluding certain items, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating the Company's results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provides investors with additional understanding of the factors and trends affecting the Company's business than could be obtained absent these disclosures.

Lamb Weston Holdings, Inc.

Combined and Consolidated Statements of Earnings

(dollars in millions, except per-share amounts)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	May 27,	May 28,	May 27,	May 28,
	2018	2017	2018	2017 (1)
Net sales	$918.2	$832.5	$3,423.7	$3,168.0
Cost of sales	685.5	634.8	2,544.2	2,389.2
Gross profit	232.7	197.7	879.5	778.8
Selling, general and administrative expenses (2)	99.2	75.2	299.4	260.5
Income from operations	133.5	122.5	580.1	518.3
Interest expense, net	27.7	26.6	108.8	61.2
Income before income taxes and equity method earnings	105.8	95.9	471.3	457.1
Income tax expense (3)	28.1	41.2	121.2	170.2
Equity method investment earnings	25.1	23.8	83.6	53.3
Net income	102.8	78.5	433.7	340.2
Less: Income attributable to noncontrolling interests	2.8	2.6	16.9	13.3
Net income attributable to Lamb Weston Holdings, Inc.	$100.0	$75.9	$416.8	$326.9
Earnings per share
Basic	$0.68	$0.52	$2.83	$2.22
Diluted	$0.68	$0.51	$2.82	$2.22
Dividends declared per common share	$0.19125	$0.18750	$0.75750	$0.37500

Computation of diluted earnings per share:
Net income attributable to Lamb Weston Holdings, Inc.	$100.0	$75.9	$416.8	$326.9
Less: Increase in redemption value of noncontrolling interests in excess of earnings allocated	0.5	0.5	2.7	2.1
Net income available to Lamb Weston common stockholders	$99.5	$75.4	$414.1	$324.8
Diluted weighted average common shares outstanding	147.1	146.7	147.0	146.6
Diluted earnings per share	$0.68	$0.51	$2.82	$2.22

(1)

On November 9, 2016, Lamb Weston Holdings, Inc. (“Lamb Weston”) separated from Conagra Brands, Inc. (formerly ConAgra Foods, Inc., “Conagra”) and became an independent publicly-traded company through the pro rata distribution by Conagra of 100% of the outstanding common stock of Lamb Weston to Conagra stockholders (the “Separation”). The combined and consolidated earnings in all periods prior to November 9, 2016, were carved out of Conagra’s consolidated financial statements. These financial statements may not reflect what the Company’s results of operations would have been had it operated as a separate stand-alone public company and may not be indicative of its future results of operations. These financial statements should be read together with the consolidated financial statements and notes in the Company’s fiscal 2018 Form 10-K filed with the Securities and Exchange Commission.

(2)

The thirteen and fifty-two weeks ended May 27, 2018 include $0.8 million and $8.7 million, respectively, of Separation-related expenses. In all periods, these expenses related primarily to professional fees.

The thirteen and fifty-two weeks ended May 28, 2017 include $2.8 million and $26.5 million, respectively, of expenses related to the Separation as discussed in footnote (1) above. In all periods, these expenses related primarily to professional fees. The thirteen and fifty-two weeks ended May 28, 2017, both include a $3.1 million non-cash gain on assets.

(3)

The Tax Act decreased income tax expense by approximately $17.7 million and $64.7 million during the thirteen and fifty-two weeks ended May 27, 2018, respectively. Compared with the thirteen and fifty-two weeks ended May 28, 2017, the decrease includes a $4.4 million and $28.4 million provisional net tax benefit from the estimated impact of remeasuring the Company’s net U.S. deferred tax liabilities on its balance sheet at a lower tax rate, net of the Company’s estimate of the transition tax owed on previously untaxed foreign earnings, which is primarily payable over eight years. Income tax expense also includes an estimated $13.3 million and $36.3 million tax benefit related to the lower U.S. corporate tax rate. The Company will continue to refine the provisional amounts within the measurement period allowed by SAB No.118, which will not exceed one year from the enactment date of the Tax Act.

Lamb Weston Holdings, Inc.

Consolidated Balance Sheets

(dollars in millions, except share data)

	May 27,	May 28,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$55.6	$57.1
Receivables, less allowance for doubtful accounts of $0.6 and $0.5	225.9	185.2
Inventories	549.7	525.0
Prepaid expenses and other current assets	99.2	90.9
Total current assets	930.4	858.2
Property, plant and equipment, net	1,420.8	1,271.2
Goodwill	135.1	133.0
Intangible assets, net	35.4	37.2
Equity method investments	219.8	178.6
Other assets	11.1	7.4
Total assets	$2,752.6	$2,485.6

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$9.6	$22.0
Current portion of long-term debt and financing obligations	38.7	37.9
Accounts payable	254.4	295.0
Accrued liabilities	216.0	200.5
Total current liabilities	518.7	555.4
Long-term liabilities:
Long-term debt, excluding current portion	2,336.7	2,365.0
Deferred income taxes	92.1	90.5
Other noncurrent liabilities	84.3	71.2
Total long-term liabilities	2,513.1	2,526.7
Commitments and contingencies
Redeemable noncontrolling interest	55.6	50.7
Stockholders' equity:
Common stock of $1.00 par value, 600,000,000 shares authorized; 146,395,866 and 146,087,044 shares issued	146.4	146.1
Additional distributed capital	(900.4)	(904.8)
Retained earnings	426.4	121.0
Accumulated other comprehensive loss	(4.3)	(9.3)
Treasury stock, at cost, 63,534 and 6,143 common shares	(2.9)	(0.2)
Total stockholders' deficit	(334.8)	(647.2)
Total liabilities and stockholders’ equity	$2,752.6	$2,485.6

Lamb Weston Holdings, Inc.

Combined and Consolidated Statements of Cash Flows

(dollars in millions)

	Fifty-Two Weeks Ended
	May 27,	May 28,
	2018	2017
Cash flows from operating activities
Net income	$433.7	$340.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangibles and debt issuance costs	143.3	109.1
Stock-settled, stock-based compensation expense	13.5	5.7
Earnings of joint ventures in excess of distributions	(35.1)	(22.3)
Deferred income taxes	(3.6)	14.8
Pension expense, net of contributions	(5.9)	0.1
Other	(2.1)	4.8
Changes in operating assets and liabilities:
Receivables	(40.4)	1.2
Inventories	(23.6)	(26.1)
Income taxes payable/receivable, net	13.7	(16.1)
Prepaid expenses and other current assets	(15.5)	(11.9)
Accounts payable	(8.3)	12.1
Accrued liabilities	11.5	35.3
Net cash provided by operating activities	$481.2	$446.9
Cash flows from investing activities
Additions to property, plant and equipment	(306.8)	(287.4)
Proceeds from sale of assets	2.2	2.1
Other	(2.2)	—
Net cash used for investing activities	$(306.8)	$(285.3)
Cash flows from financing activities
Proceeds (repayments) of short-term borrowings, net	(14.4)	(2.8)
Proceeds from issuance of debt	—	798.1
Debt repayments	(39.2)	(23.8)
Net transfers to Conagra	—	(38.8)
Dividends paid	(110.2)	(27.4)
Cash distributions paid to Conagra at Separation	—	(823.5)
Payments of debt issuance costs	—	(12.3)
Cash distributions paid to noncontrolling interest	(14.6)	(12.2)
Other	(0.5)	0.7
Net cash used for financing activities	$(178.9)	$(142.0)
Effect of exchange rate changes on cash and cash equivalents	3.0	1.1
Net increase (decrease) in cash and cash equivalents	(1.5)	20.7
Cash and cash equivalents, beginning of the period	57.1	36.4
Cash and cash equivalents, end of period	$55.6	$57.1

Lamb Weston Holdings, Inc.

Segment Information

(unaudited, dollars in millions)

	Thirteen Weeks Ended
			Year-Over-
	May 27,	May 28,	Year Growth
	2018	2017	Rates	Price/Mix	Volume
Segment sales
Global	$464.7	$421.4	10%	8%	2%
Foodservice	293.3	277.0	6%	6%	0%
Retail	125.0	99.0	26%	12%	14%
Other	35.2	35.1	0%	0%	0%
	$918.2	$832.5	10%	8%	2%

Segment product contribution margin (1)
Global	$99.7	$82.6	21%
Foodservice	93.7	88.6	6%
Retail	21.3	14.5	47%
Other	3.1	4.5	(31%)
	217.8	190.2	15%
Other selling, general, and administrative expenses (2)	84.3	67.7	25%
Income from operations	$133.5	$122.5	9%

Items impacting comparability (2)
Expenses related to the Separation	$0.8	$2.8
Non-cash gain on assets	—	(3.1)

Adjusted income from operations (3)	$134.3	$122.2	10%

(1)

Product contribution margin is defined as net sales, less cost of sales and advertising and promotion expenses. Segment product contribution margin excludes general corporate expenses and interest expense because management believes these amounts are not directly associated with segment performance for the period.

(2)

The thirteen weeks ended May 27, 2018 and May 28, 2017 include $0.8 million and $2.8 million, respectively, of expenses related to the Separation. These expenses related primarily to professional fees.

The thirteen weeks ended May 28, 2017 includes a $3.1 million non-cash gain on assets.

(3)

Adjusted income from operations is a non-GAAP financial measure. Management excludes items impacting comparability between periods as it believes these items are not necessarily reflective of the ongoing operations of the Company. These non-GAAP measures provide a means to evaluate the performance of Lamb Weston’s segments and the Company on an ongoing basis using the same measures that are frequently used by the Company’s management and assist in providing a meaningful comparison between periods. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP. The non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

Lamb Weston Holdings, Inc.

Segment Information

(unaudited, dollars in millions)

	Fifty-Two Weeks Ended
			Year-Over-
	May 27,	May 28,	Year Growth
	2018	2017	Rates	Price/Mix	Volume
Segment sales
Global	$1,744.2	$1,624.8	7%	5%	2%
Foodservice	1,099.1	1,030.0	7%	6%	1%
Retail	449.2	384.9	17%	5%	12%
Other	131.2	128.3	2%	7%	(5%)
	$3,423.7	$3,168.0	8%	6%	2%

Segment product contribution margin (1)
Global	$375.7	$338.6	11%
Foodservice	365.9	330.7	11%
Retail	87.3	77.6	13%
Other	19.0	9.3	NM
	847.9	756.2	12%
Other selling, general, and administrative expenses (2)	267.8	237.9	13%
Income from operations	$580.1	$518.3	12%

Items impacting comparability (2)
Expenses related to the Separation	$8.7	$26.5
Non-cash gain on assets	—	(3.1)

Adjusted income from operations (3)	$588.8	$541.7	9%

(1)

Product contribution margin is defined as net sales, less cost of sales and advertising and promotion expenses. Segment product contribution margin excludes general corporate expenses and interest expense because management believes these amounts are not directly associated with segment performance for the period.

(2)

The fifty-two weeks ended May 27, 2018 and May 28, 2017 include  $8.7 million and $26.5 million, respectively, of expenses related to the Separation. These expenses related primarily to professional fees.

The fifty-two weeks ended May 28, 2017 includes a $3.1 million non-cash gain on assets.

(3)

Adjusted income from operations is a non-GAAP financial measure. Management excludes items impacting comparability between periods as it believes these items are not necessarily reflective of the ongoing operations of the Company. These non-GAAP measures provide a means to evaluate the performance of Lamb Weston’s segments and the Company on an ongoing basis using the same measures that are frequently used by the Company’s management and assist in providing a meaningful comparison between periods. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP. The non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

Lamb Weston Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited, dollars in millions, except per-share amounts)

	Thirteen Weeks Ended May 27, 2018
				Equity		Less: Income	Net Income
			Income	Method		Attributable to	Attributable
	Income From	Interest	Tax	Investment		Noncontrolling	to Lamb	Diluted
	Operations	Expense	Expense	Earnings	Net Income	Interests	Weston	EPS
As reported	$133.5	$27.7	$28.1	$25.1	$102.8	$2.8	$100.0	$0.68
Items impacting comparability (1) (2):
Expenses related to the Separation	0.8	—	0.2	—	0.6	—	0.6	—
Tax Reform	—	—	4.4	—	(4.4)	—	(4.4)	(0.03)
Total items impacting comparability	0.8	—	4.6	—	(3.8)	—	(3.8)	(0.03)
Adjusted (3)	$134.3	$27.7	$32.7	$25.1	$99.0	$2.8	$96.2	$0.65

	Thirteen Weeks Ended May 28, 2017
				Equity		Less: Income	Net Income
			Income	Method		Attributable to	Attributable
	Income From	Interest	Tax	Investment		Noncontrolling	to Lamb	Diluted
	Operations	Expense	Expense	Earnings	Net Income	Interests	Weston	EPS
As reported	$122.5	$26.6	$41.2	$23.8	$78.5	$2.6	$75.9	$0.51
Items impacting comparability (1) (2):
Expenses related to the Separation	2.8	—	1.0	—	1.8	—	1.8	0.01
Non-cash gain on assets	(3.1)	—	(1.1)	—	(2.0)	—	(2.0)	(0.01)
Total items impacting comparability	(0.3)	—	(0.1)	—	(0.2)	—	(0.2)	—
Adjusted (3)	$122.2	$26.6	$41.1	$23.8	$78.3	$2.6	$75.7	$0.51

	Fifty-Two Weeks Ended May 27, 2018
				Equity		Less: Income	Net Income
			Income	Method		Attributable to	Attributable
	Income From	Interest	Tax	Investment		Noncontrolling	to Lamb	Diluted
	Operations	Expense	Expense	Earnings	Net Income	Interests	Weston	EPS
As reported	$580.1	$108.8	$121.2	$83.6	$433.7	$16.9	$416.8	$2.82
Items impacting comparability (1) (2):
Expenses related to the Separation	8.7	—	3.0	—	5.7	—	5.7	0.03
Tax Reform (2)	—	—	28.4	—	(28.4)	—	(28.4)	(0.19)
Total items impacting comparability	8.7	—	31.4	—	(22.7)	—	(22.7)	(0.16)
Adjusted (3)	$588.8	$108.8	$152.6	$83.6	$411.0	$16.9	$394.1	$2.66

	Fifty-Two Weeks Ended May 28, 2017
				Equity		Less: Income	Net Income
			Income	Method		Attributable to	Attributable
	Income From	Interest	Tax	Investment		Noncontrolling	to Lamb	Diluted
	Operations	Expense	Expense	Earnings	Net Income	Interests	Weston	EPS
As reported	$518.3	$61.2	$170.2	$53.3	$340.2	$13.3	$326.9	$2.22
Items impacting comparability (1) (2):
Expenses related to the Separation	26.5	—	9.8	—	16.7	—	16.7	0.11
Non-cash gain on assets	(3.1)	—	(1.1)	—	(2.0)	—	(2.0)	(0.01)
Total items impacting comparability	23.4	—	8.7	—	14.7	—	14.7	0.10
Adjusted (3)	$541.7	$61.2	$178.9	$53.3	$354.9	$13.3	$341.6	$2.32

(1)	See footnotes (2) and (3) to the Combined and Consolidated Statements of Earnings above for a discussion of the items impacting comparability.

(2)	Items impacting comparability are tax-effected at the marginal rate based on the applicable tax jurisdiction.

(3)

Adjusted income from operations, income tax expense, equity method investment earnings, net income, net income attributable to Lamb Weston and diluted earnings per share are non-GAAP financial measures. Management excludes items impacting comparability between periods as it believes these items are not necessarily reflective of the ongoing operations of Lamb Weston. These non-GAAP measures provide a means to evaluate the performance of Lamb Weston on an ongoing basis using the same measures that are frequently used by the Company’s management and assist in providing a meaningful comparison between periods. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP.  The non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

Lamb Weston Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited, dollars in millions)

To supplement the financial information included in this press release, the Company has presented Adjusted EBITDA including unconsolidated joint ventures, which is considered a non-GAAP financial measure. The following table reconciles net income attributable to Lamb Weston to Adjusted EBITDA including unconsolidated joint ventures.

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	May 27,	May 28,	May 27,	May 28,
	2018	2017	2018	2017
Net income attributable to Lamb Weston Holdings, Inc.	$100.0	$75.9	$416.8	$326.9
Income attributable to noncontrolling interests	2.8	2.6	16.9	13.3
Equity method investment earnings	(25.1)	(23.8)	(83.6)	(53.3)
Interest expense, net	27.7	26.6	108.8	61.2
Income tax expense	28.1	41.2	121.2	170.2
Income from operations	133.5	122.5	580.1	518.3
Depreciation and amortization	38.0	28.4	138.7	106.6
Items impacting comparability (1)
Expenses related to the Separation	0.8	2.8	8.7	26.5
Non-cash gain on assets	—	(3.1)	—	(3.1)
Adjusted EBITDA (2) (3)	172.3	150.6	727.5	648.3

Unconsolidated Joint Ventures (4)
Equity method investment earnings	25.1	23.8	83.6	53.3
Interest expense, income tax expense, and depreciation and
amortization included in equity method investment earnings	8.9	5.6	30.3	22.5
Add: EBITDA from unconsolidated joint ventures	34.0	29.4	113.9	75.8

Consolidated Joint Ventures (4)
Income attributable to noncontrolling interests	(2.8)	(2.6)	(16.9)	(13.3)
Interest expense, income tax expense, and depreciation and
amortization included in income attributable to noncontrolling interests	(1.0)	(1.0)	(4.1)	(3.7)
Subtract: EBITDA from consolidated joint ventures	(3.8)	(3.6)	(21.0)	(17.0)

Adjusted EBITDA including unconsolidated joint ventures (2)	$202.5	$176.4	$820.4	$707.1

(1)	See footnotes (2) and (3) to the Combined and Consolidated Statements of Earnings above for a discussion of the items impacting comparability.

(2)

Adjusted EBITDA including unconsolidated joint ventures is a non-GAAP financial measure. Management excludes items impacting comparability between periods as it believes these items are not necessarily reflective of the ongoing operations of the Company. Lamb Weston presents this measure because the Company believes it provides a means to evaluate the performance of the Company on an ongoing basis using the same measure frequently used by the Company’s management and assists in providing a meaningful comparison between periods. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP.  This non-GAAP measure is not intended to be a  substitute for GAAP financial measures and should not be used as such.

(3)	Adjusted EBITDA includes EBITDA from consolidated joint ventures.

(4)

Lamb Weston holds equity interests in three potato processing joint ventures, including 49.99% of Lamb Weston BSW, LLC and 50% of Lamb-Weston/RDO Frozen and Lamb-Weston/Meijer v.o.f.  Lamb Weston consolidates the financial statements of Lamb Weston BSW, LLC and accounts for its ownership in the other joint ventures under the equity method of accounting.